Exhibit 3.23

ARTICLES OF ASSOCIATION

OF LIMITED LIABILITY COMPANY

§ 1

Association of the Company

The appeared hereby associate, on behalf of the company they are representing, a limited liability company, hereinafter referred to as “the Company”.

§ 2.

Business Name and Corporate Seat

1. The Company shall operate under the name Drumet Liny i Druty spôłka z ograniczonq odpowiedzialnosciq.

2. The Company may use an abbreviated business name: Drumet Liny i Druty sp. z o.o. and Drumet Liny i Druty spółka z o.o.

3. The Company’s corporate seat shall be in Włocławek.

§ 3.

The Company’s Lifetime

The Company’s lifetime shall be unlimited.

§ 4.

The Company’s Business

1. The Company’s business shall consist in any activity carried on for profit in Poland and abroad on its own account and in intermediation in the following fields:

a. production of products made of initially processed steel, including production of wire (24.3);

b. production of other ready-made metal products, including production of wire products (25.9);

c. metal processing and metal coating, mechanical processing of metal elements (25.6);

d. wholesale of metal and metal ores (46.72.Z);

e. wholesale of metal products and hydraulic and heating equipment and additional fittings (46.74.Z);

f. wholesale of chemical products (46.75.Z);

g. wholesale of other semi-finished products (46.76.Z);

h. wholesale of wastes and scrap (46.77.Z);

I. realisation of construction projects related to erection of buildings (41.10.Z);

j. construction works related to erection of residential and non-residential buildings (41.20.Z);

k. works related to construction of roads and railways (42.11.Z);

l. works related to construction of pipelines, telecommunication lines and electric power lines (42.2);

m. works related to construction of other civil engineering objects (42.9);

n. specialist construction works (43);

o. other retail in non-specialist stores (47.19.Z);

p. other publishing activity (58.19.Z);

q. data processing, Internet hosting and similar activity (63.11.Z);

r. other IT services not specified elsewhere (63.99.Z);

s. other financial services, except for insurance and pension funds (64.99.Z);

t. activities ancillary to financial services, except for insurance and pension funds (66);

u. buying and selling real properties on own account (68.10.Z);

v. leasing and managing own or hired real properties (68.20.Z);

w. activities of head offices and holdings, except for financial holdings (70.10.Z);

x. public relations and communication (70.21.Z);

y. other advising on business and management (70.22.Z);

z. advertising (73.1);

aa.market and public opinion surveys (73.20.Z);

bb. other professional, scientific and technical activities not specified elsewhere (74.90.Z);

cc. production of basic chemicals, fertilisers and nitrogen compounds, plastics and synthetic rubbers in basic forms (20.1);

dd.wholesale and retail of motor vehicles other than motorcycles (45.1);

ee.wholesale of machines, equipment and additional fittings (46.6);

ff. retail of other products in specialist stores (47.7);

gg. retail off store chains, stalls and street markets (47.99.Z).

2. Should any of the above kinds of business require any permit, consent, confirmation or other form of decision of relevant state administration authority, the Company shall carry on such an activity only after having obtained such a decision or shall carry on such an activity through authorised person.

3. The Company shall operate in the territory of the Republic of Poland and abroad.

4. Within the scope of business defined in subparagraph 1 above, the Company may open and run in the territory of the Republic of Poland and abroad its subsidiaries, branches, delegations and other organisational units.

5. The Company may participate in other organisational units, including other companies, as a shareholder or stockholder, and may create and join any organisational units, including companies that run any kind of business in the territory of the Republic of Poland and abroad.

§ 5.

Equity

1. The Company’s equity shall amount to zł 16,000,000 (sixteen million zlotys) divided into 320,000 (three hundred twenty thousand) equal and indivisible shares of nominal value zł 50.00 (fifty zlotys) each.

2. Each shareholder may hold any number of shares. Each share shall entitle its holder to one vote at the Meeting of Shareholders.

3. Upon association of the Company all its equity was paid up in full in cash and all its shares were acquired by TMF Poland sp. z o.o. with the corporate seat in Warsaw.

4. The Company’s equity may be increased by increase of nominal value of the existing shares and by creation of new shares.

5. Any newly created shares may be paid for in cash or in kind.

6. Shareholders may increase the equity by adopting resolution on amending the Articles of Association and by allotting to that effect stand-by capital or reserve capitals (funds) created with the Company’s profit (increase of equity with the Company’s funds). In such a case, shareholders shall be eligible for new shares proportionally to their shareholding without any acquisition procedure.

7. Any equity increase shall require a resolution of shareholders.

8. Increase of equity to 100,000,000.00 (one hundred million) zlotys under a resolution of shareholders adopted by 31 December 2050 shall not require any amendment of the Articles of Association.

§ 6.

Loans and Additional Contributions to Equity

1. The Company may take loans from its shareholders.

2. Shareholders may be required, under unanimous resolution of all shareholders, to make additional contributions to equity up to a maximum 1,000 (one thousand) times the value of their shareholdings as of the day of adoption of the resolution on additional contributions.

3. The amount and dates of making additional contributions shall be set each time in shareholders’ resolution.

4. The rules and dates of additional contributions shall be set in shareholders’ resolution adopted under provisions of the Commercial Companies Code.

5. Return of additional contributions needs not be announced in the periodical used for the Company’s announcements.

§ 7.

Redemption of Shares

1. Shares in the Company’s equity may be redeemed out of equity or clear profit without equity decrease. The Company may acquire its own shares to have them redeemed.

2. Decision on redemption of shares shall be taken by resolution of the Meeting of Shareholders.

§ 8.

Allotment of Profit

1. The Company’s net profit may be excluded from distribution among shareholders, in full or in part, and may be allotted to purposes defined in the Meeting of Shareholders’ resolution.

2. The Meeting of Shareholders may create and liquidate reserve funds.

3. The Meeting of Shareholders may take decisions to supplement reserve funds.

4. The Management Board may make advance payments to shareholders on account of expected dividend for any financial year when the Company possesses funds sufficient for such a payment.

5. The Company may make advance payments on account of expected dividend when its approved financial statement for the last financial year reports profit. The advance payment must not exceed half of income derived by the end of the last financial year, increased by reserve capitals created out of profit and available to the Management Board for the advance payments and decreased by uncompensated losses and own shares.

§ 9.

Company Bodies

The Company’s bodies shall be: the Meeting of Shareholders, the Supervisory Board and the Management Board.

§ 10.

Meeting of Shareholders

1. Meetings of Shareholders shall be held at the Company’s corporate seat or in Warsaw or — upon written consent of all shareholders — in other towns in the territory of the Republic of Poland.

2. Meeting of Shareholders may be ordinary or extraordinary.

3. Ordinary Meeting of Shareholders shall be convened by the Management Board and shall be held within six months of the end of each financial year.

4. Extraordinary Meeting of Shareholders shall be convened by the Management Board upon its own initiative or upon request of holders of at least 10% of shares in equity.

5. The Supervisory Board may convene the Ordinary Meeting of Shareholders when the Management Board fails to convene it by the deadline provided in subparagraph 3 above and may convene the Extraordinary Meeting of Shareholders when the Supervisory Board deems it necessary and the Management Board fails to convene it within two weeks of the Supervisory Board’s demand to that effect.

6. Meeting of Shareholders shall be convened by registered letters or messenger service, with explanation of reasons for such convention and proposed agenda, at least 14 days in advance of the Meeting. Instead of registered letter or messenger mail, the notice may be sent to a shareholder by electronic mail, provided that that shareholder previously agreed thereto in writing and provided the address for sending such a notice.

7. The following matters shall require shareholders’ resolution:

a) amending the Articles of Association, merging, dividing and transforming the Company;

b) examining and approving of the Management Board’s report on the Company’s activity and the financial statement for the last financial year, giving discharge to the Company’s bodies for fulfilment of their duties in the financial year;

c) dividing profit, retaining profit at the Company and compensating for losses;

d) making decisions regarding any claims for redressing damage inflicted by association, management or supervision of the Company;

e) selling or leasing the Company’s business or any organised part thereof and imposing any restricted property right thereon;

f) increasing or decreasing equity;

g) making or returning additional contributions, winding-up and liquidating the Company, moving its corporate seat abroad;

h) handling any issues reserved in these Articles of Association or provisions of law for competence of the Meeting of Shareholders;

i) executing any contract for acquisition of real property or share in real property or fixed assets for the Company for a price higher than one fourth of its equity within two years of registration of the Company;

j) handling any issues mentioned in § 12.7 when the Supervisory Board is not operating at the Company.

8. The following matters shall not require shareholders’ resolution:

a) Handling any right or assuming any obligation by the Company up to double value of its equity;

b) Buying or selling by the Company of real property, perpetual usufruct or share in real property or right of perpetual usufruct.

§ 11.

Adoption of Resolutions

1. The Meeting of Shareholders may adopt binding resolutions when all shareholders are properly invited thereto and at least 50% of the Company’s equity is represented thereat.

2. Unless the law provides more stringent terms, resolutions of the Meeting of Shareholders shall be adopted by absolute majority of votes cast.

3. When the entire equity of the Company is represented at the Meeting of Shareholders, the Meeting of Shareholders may adopt binding resolutions even though it is not formally convened, unless any persons present thereat object to holding the Meeting or putting any issues on its agenda.

4. Shareholders may adopt resolutions without the Meeting of Shareholders when all of them agree in writing to the resolution or to written voting, unless the Commercial Companies Code provides otherwise.

§ 12.

The Supervisory Board

1. The Supervisory Board shall continuously supervise the Company in all aspects of its activity.

2. The Supervisory Board shall consist of three up to five members appointed by shareholders’ resolution for 5-year common term. Members of the Supervisory Board may be dismissed by shareholders’ resolution at any time. The number of Members of the Supervisory Board shall be each time fixed by shareholders’ resolution.

3. The Supervisory Board shall elect its chairman and may elect vice-chairmen from among its members.

4. Resolutions of the Supervisory Board shall be adopted by absolute majority of all votes.

5. Members of the Supervisory Board may participate in adoption of resolutions by casting written vote through another member of the Supervisory Board. Written votes must not be cast on issues put on the agenda during the Supervisory Board’s meeting.

6. The Supervisory Board shall adopt resolutions at meetings. Resolutions may be adopted by the Supervisory Board in writing without a meeting or by means of telecommunication, in particular video-conference or tele-conference. In such a case, a resolution shall be valid when all the Supervisory Board’s members are provided with its draft.

7. The mode of adoption of resolutions provided in § 12, subparagraphs 5 and 6 above, shall not apply to election of the chairman and vice-chairman of the Supervisory Board, appointment of any member of the Management Board and suspension of those persons.

8. Competence of the Supervisory Board shall include issues provided in the Commercial Companies Code and these Articles of Association. Moreover, the following activities shall require the Supervisory Board’s prior consent:

a) establishing the Company’s branch;

b) buying, acquiring or selling shares, stocks or units of other titles of participation in subsidiary companies or any other companies, businesses or economic entities;

c) joining organisations or economic ventures;

d) handling bonds issuance programme;

e) appointing and changing the Company’s auditor;

f) approving of annual operational budgets and business plans;

g) taking credits and/or loans with repayment periods longer than one year and not provided in any approved business plan;

h) assuming liabilities in excess of 500,000 (five hundred thousand) zlotys (individually or jointly in the event of realisation of the same project in 1 year and when the project is not included in the approved business plan);

i) undertaking own investments in excess of 500,000 (five hundred thousand) zlotys (individually or jointly in the event of realisation of the same project in 1 year and when the project is not included in the approved business plan);

j) selling, leasing or pledging essential components of the Company’s property, encumbering the property otherwise or transferring essential components of the Company’s property when the value of such component or the value of such encumbrance exceeds 500,000 (five hundred thousand) zlotys and is not included in the approved business plan;

k) fixing and modifying the rules and schemes for remuneration and terms of employment contracts for members of the Management Board;

I) granting consents to members of the Management Board to carry on competitive business or to start additional employment or business;

m) implementing the rules for remunerating employees at the Company.

9. If no Supervisory Board operates at the Company, the consent to the activities mentioned in § 12.7 above shall be granted by shareholders’ resolution.

10. The Supervisory Board shall adopt by-laws to regulate details of organisation and performance of its activities.

11.The Supervisory Board shall represent the Company in all contracts with members of the Management Board and in any disputes with them.

§ 13.

The Management Board

1. The Management Board shall handle the Company’s affairs and shall represent the Company outside.

2. The right of the Management Board’s member to handle the Company’s affairs and to represent it shall apply to all judicial and extrajudicial affairs.

3. The Management Board shall consist of one or more persons appointed and dismissed by the Supervisory Board’s resolution. The number of members of the Management Board shall be each time set by the Supervisory Board’s resolution. The Supervisory Board may suspend some and/or all members of the Management Board for serious reasons. Members of the Management Board may be at any time dismissed from the Management Board or suspended by shareholders’ resolution.

4. The Management Board shall be appointed for a common 1-year term of office.

5. In the resolution appointing members of the Management Board the Supervisory Board may indicate one person to perform the function of its President.

6. If the Management Board consists of one person, the Company shall be represented by that member individually. If the Management Board consists of more members, the Company shall be represented by two members of the Management Board or by one member of the Management Board and the Company’s corporate representative acting jointly.

7. If the Management Board consists of more than one person, the following activities shall require previous acceptance in the form of the Management Board’s resolution:

a) assuming liabilities, handling rights or undertaking activities to include own investments of total value exceeding 100,000 (one hundred thousand) zlotys;

b) performing by any member of the Management Board the Company’s ordinary activities that were previously contested by any other member of the Management Board;

c) appointing corporate representatives and fixing their remuneration;

d) handling any requests to the Meeting of Shareholders or the Supervisory Board;

e) convening the Meeting of Shareholders;

f) fixing organisational structure of the Company’s business, its employment rules, remuneration rules, organisational rules, bonus rules and other essential internal documents;

g) dividing work internally among members of the Management Board;

h) taking any decisions on group lay-offs;

i) fixing the policy of employment and remuneration at the Company;

j) fixing annual and long-term business plans and operational programmes of the Company.

8. Resolutions of the Management Board may be adopted when all its members are properly notified of its meeting. Resolutions of the Management Board shall be adopted by qualified majority of 2/3 of votes of all members of the Management Board.

9. The Management Board shall adopt its by-laws to regulate in detail organisation, division of work among its members, method of proceeding and taking decisions by the Management Board. The Management Board’s bylaws shall be valid if approved by the Supervisory Board.

§ 14.

Pledgee’s Right to Vote

The pledgee may exercise the right to vote. The pledgee’s right to vote shall become effective on the day the Company receives notification from that pledgee of its intention to exercise his right to vote.

§ 15.

The Company’s Accountancy

1. Registers, books of account and documents of the Company shall be kept in accordance with all rules and provisions of law in force in Poland and in accordance with professional standards.

2. The Company’s financial year shall correspond to calendar year.

3. The first financial year of the Company shall end on 31 December 2009.

4. Each year, within three months of the end of the previous financial year at the latest, the Management Board shall prepare annual financial statement, which shall be signed by all members of the Management Board.

§16.

Winding-up

1. The Company shall be dissolved following its winding-up procedure.

2. Any assets remaining after satisfaction or securing of creditors shall be distributed among shareholders proportionally to their shareholding.

§ 17.

Settlement of Disputes

1. Any disputes among shareholders resulting from or related to these Articles of Association shall be settled by the Arbitration Court at the National Chamber of Commerce in Warsaw, following its by-laws.

2. Any issues not regulated by provisions of these Articles of Association shall be governed by provisions of the Commercial Companies Code.

Upon voting, Ms. Magdalena Kasiarz stated that the Resolution No. 2 was adopted unanimously.

§ V. As the agenda was completed, Ms. Magdalena Kasiarz closed the Extraordinary Meeting of Shareholders.

§ VI. Costs of this deed are borne by the Company.

§ VII. This deed is appended with the list of attendants, power of attorney and copy of the presented Company’s up-to-date extract from the Register of Entrepreneurs of 8 September 2011.

§ VIII. Copies of this deed may be issued to the Company and the Shareholder.

§ IX. The following were charged:

1. Notarial fee (under § 9 of the Ordinance of 28 June 2004, Journal of Laws No. 148, item 1564, as amended): 750.- zlotys

2. 23% VAT (under article 41.1 in conjunction with article 146a of the Act of 11 March 2004): 172.50 zlotys

Charged in total: 922.50 zlotys.

The identity of Ms. Magdalena Joanna Kasiarz, daughter of Marian and BoZena, PESEL 79081602502, residing in Warsaw (02-506) at ul. Madaliriskiego 96/98 m. 23, was confirmed by the Notary Public on the basis of her ID card no. AKE 105222. This deed was read out, accepted and signed.

Respective signatures of the Chairman of the Meeting and the Notary Public on the original. Jolanta Monika Niedziela Notary Public in Warsaw Magdalena Karczewska-Wo2nica Notary Public in Warsaw

This COPY was issued to the Company. Charges: notarial fee (under § 12 of the Ordinance of 28 June 2004, Journal of Laws

No. 148, item 1564, as amended) at 96.- zlotys and 23% VAT (under article 41.1 in conjunction with article 146a.1 of the VAT Act of 11 March 2004, Journal of Laws No. 54, item 535, as amended) at 22.08 zlotys.

Registered under Reg. No. A 12187/2011, Date: 9 September 2011,

[stamp] “Jolanta Monika Niedziela, Notary Public” [illegible signature]

[two round seals with the Polish State Emblem and circumscription]

“Jolanta Monika Niedziela, Notary Public in Warsaw” [the above mentioned notary’s seal and signature is also present on each page of the document, except the initial one]